Exhibit 99.1

White Deer Invests $7.5 Million in PostRock

OKLAHOMA CITY – February 9, 2012 – PostRock Energy Corporation (Nasdaq:PSTR) (“PostRock” or the “Company”) today announced that White Deer Energy L.P. (“White Deer”) completed a $7.5 million investment in the Company. In the transaction, White Deer acquired 2,180,233 common shares at a price of $3.44 per share.

The proceeds from the investment will be used to retire the term loan secured by the KPC pipeline and for working capital. Immediately following the closing, PostRock’s debt, net of cash on hand, was $184 million.

As stated in our press release dated January 19, 2012, PostRock continues to explore strategic alternatives for the KPC pipeline. Possible transactions include a sale or joint venture and may involve a conversion of part of the line to crude oil service. Proceeds from a transaction with KPC will be used to further reduce debt and for general corporate purposes.

PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns a 1,120 mile interstate natural gas pipeline, which transports natural gas from northern Oklahoma and western Kansas to Wichita and Kansas City.

Company Contact

North Whipple

Director, Finance & Investor Relations

nwhipple@pstr.com

(405) 702-7423